EXHIBIT 99.1

WINLAND ELECTRONICS, INC. ANNOUNCES
RESIGNATION OF DALE A. NORDQUIST

NORDQUIST, SENIOR VICE PRESIDENT OF SALES AND MARKETING,
ACCEPTS APPOINTMENT AS CEO OF ZAREBA SYSTEMS, INC. (NASDAQ:ZRBA)

CONTACT:	Tom de Petra	Cameron Donahue
	President/CEO	Hayden Communications
	(507) 625-7231	(651) 653-1854
http://www.winland.com/

MANKATO, Minn. / June 3, 2008 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems, today announced that Dale A. Nordquist, Senior Vice President of Sales and Marketing, will leave the Company, effective June 30, and commence his new role as Chief Executive Officer of Zareba Systems, Inc., of Minneapolis, MN. Mr. Nordquist joined Winland in October 2001 as Vice President of Sales and was promoted to Sr. Vice President of Sales & Marketing in December, 2002. He has been a director of Zareba since 2004.

Tom de Petra, Winland’s CEO, stated, “Dale leaves Winland a strong legacy of industry knowledge and leadership that our organization will miss. We wish him great success in his new opportunity.”  He added, “We will begin a search for Dale’s successor immediately.”

Dale Nordquist added, “I have enjoyed my tenure at Winland and the people that I have had the pleasure of working with for the past five years.  Winland has a strong value proposition, a good business plan, and the people necessary to deliver it.  I wish everyone there all the best.”

About Winland Electronics

Winland Electronics Inc. is a manufacturer providing a variety of products to customers within the trucking, electronic testing, medical, critical environment monitoring and bedding markets primarily in North America.  The Company operates in two business segments:  Electronic Manufacturing Services (EMS) and Proprietary Products.  EMS provides complete product realization services to OEM customers by providing value-added services which include product concept studies, product design, printed circuit board design, design for manufacturing, higher level assembly and box build, and legacy support.  Proprietary Products develops and markets an established family of environmental security products that can monitor critical environments.  The Company’s security products include simple and sophisticated microprocessor and mechanically controlled sensors and alarms that monitor and detect critical environmental changes, such as changes in temperature or humidity, water leakage and power failures.  Winland Electronics, Inc. is based in Mankato, Minnesota.